UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

FNDS3000 CORP

(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

4651 Salisbury Road, Suite 485

Jacksonville, Florida 32256

(Address of principal executive offices)

(904) 273-2702

(Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

110 Wall Street, 11th Floor

New York, New York 10005

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 14, 2009, FNDS3000 Corp. (the “Company”) and Atlas Merchant Services LLC, a Nevada limited liability company (“Atlas LLC”) entered into a Settlement/Membership Interest Purchase Agreement (the “Gerber Settlement Agreement”) with Victor F. Gerber (“Mr. Gerber”) and Atlas Merchant Services, Inc., a Georgia corporation (“Atlas Inc.” and together with Mr. Gerber, the “Gerber Parties”) pursuant to which the Company and the Gerber Parties agreed that the Company would sell Atlas LLC and Atlas Inc. would purchase Atlas LLC. The sale of Atlas LLC occurred on May 14, 2009. In addition to other items of consideration including various releases, the Company agreed that in the event that as of October 30, 2009 (the “Shortfall Date”), the market value of the Company’s common stock is less than $0.43 per share, the Company shall promptly deliver to Mr. Gerber an amount equal to the Shortfall. The “Shortfall” shall mean the excess of $0.43 over the market value of the Company’s common stock multiplied by 883,721.

On October 20, 2009, the parties amended the Gerber Settlement Agreement providing that the Shortfall Date is now December 15, 2009 and the market value of the Company’s common stock is the average publicly traded price on the Over-the-Counter Bulletin Board for the ten business days ending December 15, 2009.

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached an exhibit to this Current Report on Form 8-K. Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(a) Exhibits

Exhibit Number	Description
10.1	Amendment Agreement, dated October 20, 2009, by and between FNDS3000 Corp., Victor Gerber, Atlas Merchant Services, Inc. and Atlas Merchant Services LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP.

Date: October 23, 2009	/S/ JOSEPH F. MCGUIRE
Joseph F. McGuire
Chief Financial Officer